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                                                                    EXHIBIT 99-E

                             QUESTIONS AND ANSWERS
                                 REGARDING THE
                       SERIES I OFFER AND SERIES II OFFER

Q:  WHAT IS OCCURRING UNDER THE SEPARATION?

A: Currently, U S WEST conducts its businesses through two groups: the U S WEST Communications Group (the "Communications Group") and the U S WEST Media Group (the "Media Group"). In the Separation, U S WEST will be separated into two independent companies: the Communications Group, which will be renamed U S WEST, Inc. ("New U S WEST") and the Media Group, which will be renamed MediaOne Group, Inc. ("MediaOne").

Q:  WHAT IS OCCURRING UNDER THE REFINANCING?

A: In connection with the Separation, U S WEST is refinancing substantially all of its indebtedness (other than obligations of U S WEST Communications, Inc. and Continental Cablevision) through cash tender offers for certain of the public medium and long-term debt securities of subsidiaries of U S WEST which are guaranteed by U S WEST and through the TOPrS exchange offers.

Q: WHO WILL BE THE GUARANTOR OF THE OLD PREFERRED SECURITIES AND NEW PREFERRED SECURITIES AFTER THE SEPARATION?

A: After the Separation, MediaOne will be the guarantor of the New Preferred Securities and any Old Preferred Securities not tendered.

Q:  WHAT IS THE BUSINESS OF MEDIAONE?

A: MediaOne is a diversified global media and broadband communications company and the third largest cable television system operator in the United States. MediaOne has operations and investments in three principal areas: (i) domestic broadband communications; (ii) international broadband and wireless communications; and (iii) cable television programming. Among its investments, MediaOne holds a 25.51% interest in Time Warner Entertainment Company, L.P. ("TWE"), a provider of cable programming, filmed entertainment and broadband communications services which is the second largest cable television system operator in the United States.

Q:  WHAT ARE THE TERMS OF THE OFFERS?

A: Capital Funding is offering to exchange each outstanding Old Series I Preferred Security for either (i) a New Series I Preferred Security or (ii)
    $        in cash.

    Capital Funding is also offering to exchange each outstanding Old Series II Preferred Security for either (i) a New Series II Preferred Security or (ii)
    $        in cash.

Q: ARE THE TERMS OF THE NEW PREFERRED SECURITIES DIFFERENT FROM THE OLD PREFERRED SECURITIES?

A: The terms of the New Preferred Securities, the New Debt Securities, the New Debt Guarantees and the New Preferred Securities Guarantees will be substantially the same as the terms of the corresponding Old Preferred Securities, Old Debt Securities, Old Debt Guarantee and Old Preferred Securities Guarantee, except that (i) the distribution rate on each series of New Preferred Securities (and the interest rate on the related New Debt Securities) will be higher than the distribution rate on the corresponding series of Old Preferred Securities (and the interest rate on the related Old Debt Securities), (ii) the New Debt Securities will be issued by MediaOne Funding, (iii) certain provisions of the New Series I Preferred Securities and the New Series I Debt Securities
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    relating to special distributions and redemptions will be modified from the terms of the Old Series I Preferred Securities and the Old Series I Debt Securities to conform such terms to the terms of the New Series II Preferred Securities and the New Series II Debt Securities and (iv) certain enforcement rights of the holders of New Preferred Securities will be modified.

    Also, U S WEST recommends that each holder read the section entitled "Comparison of Rights of Securityholders" in the Prospectus (Chapter 6).

Q:  WHAT ARE MY ALTERNATIVES?

A: Holders may either exchange their Old Preferred Securities for the New Preferred Securities or tender their Old Preferred Securities for cash. In addition, holders may also elect to continue to hold the Old Preferred Securities, which will be substantially the same as the New Preferred Securities, but without the benefit of a higher distribution rate.

Q:  IF I AM A HOLDER OF RECORD DO I HAVE TO CONSENT IN ORDER TO TENDER?

A: Yes, by tendering either for New Preferred Securities or cash, Holders of record will be deemed to consent to the proposed amendments.

Q:  IF I AM NOT A HOLDER OF RECORD, CAN I TENDER IN THE OFFERS?

A:  Yes, although you will not be able to consent to the proposed amendments.

Q:  CAN I CONSENT WITHOUT TENDERING?

A: Yes, if you are a holder of record. However, no separate consent fee will be paid.

Q:  ARE THE NEW PREFERRED SECURITIES RATED?

A: The rating agencies have not yet finalized what the credit rating of MediaOne will be following the consummation of the Separation. Based upon the anticipated capitalization of MediaOne, the New Preferred Securities and the Old Preferred Securities after the Separation are expected to be rated the same, although it is expected that MediaOne's credit rating will be lower than the current credit rating of U S WEST.

Q:  ARE THE NEW PREFERRED SECURITIES GOING TO BE LISTED?

A:  Yes, they will be listed on the New York Stock Exchange under the tickers
          and       .

Q: HOW DO THE DISTRIBUTION RATES ON THE NEW PREFERRED SECURITIES COMPARE TO THE DISTRIBUTION RATES ON THE OLD PREFERRED SECURITIES?

A:  The distribution rate on the Old Series I Preferred Securities is 7.96% and
    the distribution rate on the New Series I Preferred Securities is     %.

    The distribution rate on the Old Series II Preferred Securities is 8.25% and
    the distribution rate on the New Series II Preferred Securities is     %.

Q: WILL DISTRIBUTIONS ON THE NEW PREFERRED SECURITIES BE PAID ON THE SAME SCHEDULE AS DISTRIBUTIONS ON THE OLD PREFERRED SECURITIES?

A:  Yes.

Q: A DISTRIBUTION ON THE OLD PREFERRED SECURITIES WAS PAID ON MARCH 31, 1998, AND THE NEXT SCHEDULED DISTRIBUTION DATE IS JUNE 30, 1998. WILL TENDERING HOLDERS BE COMPENSATED FOR THE AMOUNT OF DISTRIBUTIONS ON OLD PREFERRED SECURITIES THAT ARE EXCHANGED OR PURCHASED IN THE OFFERS THAT ACCRUE THROUGH THE DATE OF EXCHANGE OR PURCHASE?

A: Yes. Holders of Old Series I Preferred Securities accepted for exchange for New Series I Preferred Securities or

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    cash will also receive cash equal to the accrued and unpaid distributions on such Old Series I Preferred Securities at the rate of 7.96% per annum accumulated after April 1, 1998 to but excluding the applicable Delivery Date, in lieu of such distributions on the Old Series I Preferred Securities accepted for exchange or purchased.

Q: ARE THE REDEMPTION PROVISIONS OF THE NEW PREFERRED SECURITIES DIFFERENT FROM THE OLD PREFERRED SECURITIES?

A: Generally, the redemption provisions for the New Preferred Securities are the same as for the Old Preferred Securities, except that the right to redeem the Old Series I Preferred Securities upon the occurrence of certain Special Events has been broadened for the New Series I Preferred Securities. See "Comparison of Rights of Securityholders" in the Prospectus (Chapter 6).

    Holders of Old Series II Preferred Securities accepted for exchange for New Series II Preferred Securities or cash will also receive cash equal to the accrued and unpaid distributions on such Old Series II Preferred Securities at the rate of 8.25% per annum accumulated after April 1, 1998 to but excluding the applicable Delivery Date, in lieu of such distributions on the Old Series II Preferred Securities accepted for exchange or purchased.

Q: WILL THE EXCHANGE OF OLD PREFERRED SECURITIES FOR NEW PREFERRED SECURITIES OR CASH CONSTITUTE A TAXABLE EVENT?

A: Yes. The Company recommends that each Holder read the section entitled "Chapter 7: Certain United States Federal Income Tax Consequences" in the Prospectus and consult their own tax advisor.

Q: WHAT IS THE TAX TREATMENT FOR OLD PREFERRED SECURITIES TENDERED FOR EXCHANGE OR CASH IN THE OFFERS?

A: If a Holder exchanges Old Preferred Securities for New Preferred Securities, gain or loss will be recognized on an amount equal to the difference between the fair market value of the New Preferred Securities on the Delivery Date and the Holder's tax basis in the Old Preferred Securities. If a Holder tenders Old Preferred Securities for cash only, gain or loss will be recognized on an amount equal to the difference between the cash received and the Holder's tax basis in the Old Preferred Securities. Except in limited circumstances, such as with respect to cash received for accrued and unpaid interest, any gain recognized will be long-term capital gain or loss if the Old Preferred Securities have been held for more than one year.

Q:  WHAT IS THE TAX TREATMENT IF I DO NOT PARTICIPATE IN THE OFFERS?

A: A taxable gain or loss will be recognized on an amount equal to the difference between the fair market value of the Old Preferred Securities on the Separation Date and the Holder's tax basis in the Old Preferred Securities.

Q:  WHAT WILL BE THE INITIAL TAX BASIS FOR THE NEW PREFERRED SECURITIES?

A: The initial tax basis of the New Preferred Securities acquired in an Offer will be equal to the fair market value of the New Preferred Securities on the Delivery Date.

Q:  WHAT WILL BE THE NEW TAX BASIS FOR THE OLD PREFERRED SECURITIES?

A:  The fair market value of the Old Preferred Securities on the Separation
    Date.

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Q:  HOW DO I PARTICIPATE IN THE OFFERS?

A: If your Old Preferred Securities are held by a custodian bank, depositary, broker, trust company, or other nominee for your account, you should have received a package from them as holder of record containing, along with this Question and Answer sheet, the following:

    - Prospectus dated                   ;

    - Letter of Transmittal;

    - Notice of Guaranteed Delivery;

    - Cover letter or notice with instructions from your custodian bank, depositary, broker, trust company, or other nominee.

    If you decide to participate in the Offers, you must contact your custodian bank, depositary, broker, trust company, or other nominee to tender your Old Preferred Securities on your behalf.

Q: ONCE I HAVE TENDERED MY OLD PREFERRED SECURITIES, OR INSTRUCTED MY CUSTODIAN BANK, DEPOSITARY, BROKER, TRUST COMPANY, OR OTHER NOMINEE TO TENDER THEM ON MY BEHALF, MAY I WITHDRAW THEM FROM THE OFFERS?

A: Yes, tenders of Old Preferred Securities may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by Capital Funding,
    may be withdrawn at any time after              . See "Chapter 3: The Offers
    and Consent Solicitation-- The Offer--Withdrawal of Tenders", in the Prospectus.

Q:  WHEN DO THE OFFERS EXPIRE?

A:  At 5:00 PM, New York City time, on                   , unless extended by
    the Capital Funding. The Capital Funding may also amend or terminate the Offers as described in the Prospectus.

                            For additional details,
                         or if you have any questions,
                       please call the Information Agent
                           Beacon Hill Partners, Inc.
                                 (800) 787-3120

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